Exhibit 10.1 Extension of Temporary Increase and Renewal for the WCMA Line of Credit.

                           [MERRILL LYNCH LETTERHEAD]

                                                      July 2, 2001


Sel-Leb Marketing, Inc.
495 River Street
Paterson, NJ 07524

          Re: Temporary WCMA Line of Credit Increase

Ladies & Gentlemen:

This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. ("MLBFS") and Sel-Leb Marketing, Inc. ("Customer") with respect to: (i) that certain WCMA AND TERM LOAN AND SECURITY AGREEMENT NO. 9811551601 between MLBFS and Customer (including any previous amendments and extensions thereof), and (ii) all other agreements between MLBFS and Customer or any party who has guaranteed or provided collateral for Customer's obligations to MLBFS ("Guarantor") in connection therewith (collectively, the "Loan Documents"). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

Subject to the terms hereof, effective as of the "Effective Date" (as defined below) the Loan Documents are hereby amended as follows:

(a) As of the Effective Date and continuing thereafter to and including October 31, 2001 (the "Increase End Date") the "Maximum WCMA Line of Credit" shall mean an amount equal to the lesser of: (A) $4,350,000.00 (the "Initial Maximum Amount"), or (B) 80% of Customer's domestic Accounts and Chattel Paper, as shown on its regular books and records (excluding Accounts over 90 days old, Chattel Paper with installments or other sums more than 90 days past due, and Accounts and Chattel Paper directly or indirectly due from any person or entity not domiciled in the continental United States, Alaska or Hawaii, or from any shareholder, officer or employee of Customer or any affiliated entity) plus 50% of Customer's Inventory, as shown on its regular books and records, up to a maximum of $3,250,000.00, and less the aggregate outstanding balance of Customer's Term Loan Nos. 9811551601, 9911550701 and 0012552001. Provided,
however, that commencing on the last Business Day of June, 2001 and continuing on the last Business Day of each month thereafter to and including the last Business Day of September, 2001, the Initial Maximum Amount shall be reduced by an amount equal to $50,000.00 per month. CUSTOMER AGREES THAT IT WILL, WITHOUT DEMAND, INVOICING OR THE REQUEST OF MLBFS, FROM TIME TO TIME MAKE SUFFICIENT PAYMENTS ON ACCOUNT OF THE WCMA LOAN BALANCE TO ASSURE THAT THE WCMA LOAN BALANCE WILL NOT AT ANY TIME EXCEED THE MAXIMUM WCMA LINE OF CREDIT, AS REDUCED EACH MONTH PURSUANT TO THE PRECEDING SENTENCE.

(b) Commencing on the first Business Day immediately following the Increase End Date, and continuing thereafter to and including the Maturity Date, the "Maximum WCMA Line of Credit" shall be reduced to an amount equal to the lesser of: (A) $3,800,000.00, or (B) 80% of Customer's

                                  MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Sel-Leb Marketing, Inc.
July 2, 2001
Page No. 2

domestic Accounts and Chattel Paper, as shown on its regular books and records (excluding Accounts over 90 days old, Chattel Paper with installments or other sums more than 90 days past due, and Accounts and Chattel Paper directly or indirectly due from any person or entity not domiciled in the continental United States, Alaska or Hawaii, or from any shareholder, officer or employee of Customer or any affiliated entity) plus 50% of Customer's Inventory, as shown on its regular books and records, up to a maximum of $3,250,000.00, and less the aggregate outstanding balance of Customer's Term Loan Nos. 9811551601, 9911550701 and 0012552001. PRIOR TO THE CLOSE OF BUSINESS ON THE INCREASE END DATE, CUSTOMER SHALL REPAY ANY AMOUNT OUTSTANDING IN EXCESS OF SUCH REDUCED MAXIMUM WCMA LINE OF CREDIT.

(c) In connection with said temporary increase, Customer agrees to pay MLBFS a fee of $15,000.00. Customer hereby authorizes and directs MLBFS to charge the said fee to WCMA Account No. 885-07E38 on or at any time after the Effective Date.

Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

By its execution of this Letter Agreement, the below-named Guarantor hereby consents to the foregoing modifications to the Loan Documents, and hereby agrees that the "Obligations" under its Unconditional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

Customer and said Guarantor acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) neither Customer nor said Guarantor have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) neither Customer nor said Guarantor have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the "Effective Date") upon which: (a) Customer and the Guarantor shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and
(b) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if Customer and the Guarantor do not execute and return the duplicate copy of this Letter Agreement within 14 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 14-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

                                  MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Sel-Leb Marketing, Inc.
July 2, 2001
Page No.3

Very truly yours,

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.


By: /s/ Kimberly Lee
   --------------------------------
        Kimberly Lee
        Senior Relationship Manager


ACCEPTED:

SEL-LEB MARKETING, INC.

By: /s/ J. Koegel
   --------------------------------
        J. Koegel
      -----------------------------
Title:  VICE-CHAIRMAN
      -----------------------------

APPROVED:

ALES SIGNATURE LTD.

By: /s/ J. Koegel
   --------------------------------
        J. Koegel
      -----------------------------
Title:  Chairman of The Board
        and CEO
      -----------------------------

/s/ Ligia Walton
7/5/01

           LIGIA WALTON
NOTARY PUBLIC STATE OF NEW JERSEY
            NO. 69402
 Commission Expires June 25, 2004